Michael A. Littman
Attorney at Law
7609 Ralston Road
Arvada, CO 80002
(303) 422-8127
Fax (303) 431-1567

April 8, 2008

Tom Djokovich, CEO
XsunX, Inc.
65 Enterprise
Aliso Viejo, CA 92656

Dear Tom:

We have acted as your counsel in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act") for the registration of 48,650,000 shares of common stock, no par value per share, of XsunX, Inc. (the "Company"). The Registration Statement relates to the registration of 40,000,000 shares of common stock of the Company (the "Shares") to be offered for sale from time to time by Fusion Capital Fund II, LLC and 8,650,000 shares of common stock of the Company (the "Shares") to be offered for sale from time to time by Cumorah Capital, Inc. ("Selling Stockholders"), pursuant to the terms of certain common stock purchase agreements (the "Purchase Agreements") between the Company and Fusion and between the Company and Cumorah.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company's Articles of Incorporation and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and officers of the Company as to certain matters of fact that are material to our opinion. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies. We have not verified any of these assumptions.

Tom Djokovich, CEO
XsunX, Inc.
April 8, 2008

This opinion is limited to matters of Colorado corporate law, including applicable provisions of the Colorado Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Shares to be issued pursuant to the Purchase Agreement are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid, and nonassessable and that the shares previously issued by the Company were duly authorized for issuance, validly issued, fully paid and nonassessable when issued.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the related Prospectus under the caption "Legal Matters." In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

Sincerely,

/s/Michael A. Littman
Michael A. Littman

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